UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Check the appropriate box:

☐          Preliminary Proxy Statement

☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Under § 240.14a-12

Pieris Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐          Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, Massachusetts 02110

November 6, 2024

To Our Stockholders:

You are cordially invited to attend the 2024 annual meeting of stockholders of Pieris Pharmaceuticals, Inc. to be held at 9:00 a.m., Eastern Time, on Monday, December 2, 2024. This year's annual meeting will be a virtual meeting held over the Internet. You will be able to attend the annual meeting, vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIRS2024 and entering your 16-digit control number located on your proxy card.

Details regarding the meeting, the business to be conducted at the meeting and information about Pieris Pharmaceuticals, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement. Whether you plan to attend or not, we urge you to vote by proxy to ensure that your shares will be represented and voted at the meeting and that a quorum is present.

At the annual meeting, stockholders will be asked to (i) elect two people to our Board of Directors, each to serve until the 2027 annual meeting of stockholders, (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, (iii) approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement, and (iv) transact any other business that may properly come before the 2024 annual meeting of stockholders or any adjournment of the 2024 annual meeting of stockholders. The Board of Directors recommends the election of the two nominees for director and approval of each of the other proposals.

On or about November 6, 2024, we intend to begin sending to our stockholders this proxy statement, the attached Notice of 2024 Annual Meeting of Stockholders, the enclosed proxy card and our 2023 annual report to stockholders.

We hope you will be able to attend the annual meeting, but if you cannot, we hope you will vote promptly. Information about voting methods is set forth in the accompanying proxy statement.

Thank you for your continued support of Pieris Pharmaceuticals, Inc. We look forward to your attendance at the annual meeting.

Sincerely,

Stephen S. Yoder President and Chief Executive Officer

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, Massachusetts 02110

November 6, 2024

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TIME:         9:00 a.m., Eastern Time

DATE:         December 2, 2024

ACCESS: The annual meeting will be a virtual meeting held over the internet. You will be able to attend the annual meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PIRS2024 and entering your 16-digit control number included on your proxy card. For further information about the virtual annual meeting, please see the Important Information about the Annual Meeting and Voting beginning on page 3.

PURPOSES:

1.	To elect two directors to serve a three-year term expiring in 2027;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	to conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	to transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Pieris Pharmaceuticals, Inc. common stock at the close of business on October 25, 2024. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, either electronically or at our principal executive offices located at 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail by following the instructions contained in this proxy statement to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

BY ORDER OF THE BOARD OF DIRECTORS

Karam Y. Hijji Acting General Counsel and Secretary

i

PIERIS PHARMACEUTICALS, INC.

225 FRANKLIN STREET, 26TH FLOOR

BOSTON, MASSACHUSETTS 02110

PROXY STATEMENT FOR PIERIS PHARMACEUTICALS, INC.

2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 2, 2024

This proxy statement, along with the accompanying notice of 2024 annual meeting of stockholders, or the Notice, contains information about the 2024 annual meeting of stockholders of Pieris Pharmaceuticals, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:00 a.m., Eastern Time, on December 2, 2024 at www.virtualshareholdermeeting.com/PIRS2024.

In this proxy statement, we refer to Pieris Pharmaceuticals, Inc. as “Pieris,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors, or Board of Directors, or Board, for use at the annual meeting.

On or about November 6, 2024, we intend to begin sending to our stockholders that are entitled to vote at the annual meeting this proxy statement, the attached Notice and the enclosed proxy card, and our 2023 annual report to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2024

This proxy statement, the Notice, our form of proxy card and our 2023 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, or the Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2023, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.pieris.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our Board of Directors is soliciting your proxy to vote at the 2024 annual meeting of stockholders to be held at www.virtualshareholdermeeting.com/PIRS2024 on December 2, 2024, at 9:00 a.m., Eastern Time, and any adjournments or postponements of the meeting, which we refer to as the annual meeting. This proxy statement, along with the accompanying Notice, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice, the proxy card and a copy of our Annual Report on Form 10-K because you owned shares of Pieris Pharmaceuticals, Inc. common stock on the record date and are entitled to vote at the annual meeting. The Company intends to commence distribution of the proxy materials to stockholders on or about November 6, 2024.

Why Are You Holding a Virtual Annual Meeting?

This year’s annual meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions as time permits.

What Happens if There Are Technical Difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting, voting at the annual meeting or submitting questions at the annual meeting. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/PIRS2024.

Who May Vote?

Only stockholders of record at the close of business on October 25, 2024 will be entitled to vote at the annual meeting. On this record date, there were 1,320,240 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock that may vote on the proposals at the annual meeting.

If, on October 25, 2024, your shares of our common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.

If, on October 25, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting where you may vote your shares.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own as of the record date entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions. You may specify whether your shares should be voted for or withheld for each nominee for director, and whether your shares should be voted for or against or you choose to abstain from voting on each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet: Follow the instructions included in the proxy card to vote over the Internet.

•	By Telephone: If you received a paper proxy card, you can vote by telephone by calling the number on the proxy card.

•

By mail: If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	Virtually at the meeting: If you attend the meeting, you may vote electronically during the live webcast of the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on December 1, 2024.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares virtually at the annual meeting, follow the instructions on the meeting website to submit your vote.

How Does the Board of Directors Recommend that I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

If any other matter is presented at the annual meeting, the individual acting as your proxy will vote your shares in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	If you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by Internet or by telephone as instructed above;
•	by notifying Pieris Pharmaceuticals, Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or
•	by attending the annual meeting and voting at the meeting.

Your most current vote, whether by telephone, Internet, proxy card or online at the annual meeting is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares, the bank, broker or other holder of record that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other holder of record. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The two nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all the nominees, WITHHOLD your vote from all the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of our independent registered public accounting firm. You may vote FOR, AGAINST or ABSTAIN from voting on this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes, as well as abstentions, will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024, the Audit Committee of our Board of Directors will reconsider its appointment.

Proposal 3: Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve this non-binding advisory proposal. You may vote FOR, AGAINST or ABSTAIN from voting on this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer on this proposal will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies and voting tabulations private. We only let our Inspectors of Election, a representative of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a representative of Computershare Trust Company, N.A., our transfer agent, and a representative of Broadridge Financial Solutions, Inc., our proxy service provider, who will be acting as vote tabulator, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results, if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will not pay these employees and directors additional compensation for these services. We will ask banks, brokers, and other holders of record to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, virtually or by proxy, of the holders of a majority of the voting power of all the shares of our capital stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Attending the Annual Meeting

This year, our annual meeting will be held in a virtual meeting format only. The annual meeting will be held at 9:00 a.m., Eastern Time, on December 2, 2024 at www.virtualshareholdermeeting.com/PIRS2024. To attend the virtual annual meeting, go to www.virtualshareholdermeeting.com/PIRS2024 shortly before the meeting time and follow the instructions for downloading the webcast, and use the 16-digit control number found on the proxy card or voting instruction card previously mailed or made available to stockholders entitled to vote at the Annual Meeting. You need not attend the annual meeting to vote.  The virtual Annual Meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the Annual Meeting.

Householding of Annual Disclosure Documents

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only a single copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders sharing an address. We will promptly deliver a separate copy of our proxy materials and annual report to stockholders, to you upon written or oral request to Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110 Telephone: (857) 246-8998, Attn: Corporate Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies of our proxy materials, and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact us at the above address and phone number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on your proxy card, if applicable, or by following the instructions provided when you vote over the Internet at www.proxyvote.com.

Registered Trademarks

We have registered trademarks for Pieris®, Anticalin®, Mabcalin® and Duocalin®. All other trademarks, trade names and service marks included in this proxy statement are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to, and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark, trade dress or product owner.

Currency Presentation and Currency Translation

Unless otherwise indicated, all references to “dollars,” “$,” “U.S. $” or “U.S. dollars” are to the lawful currency of the United States. All references in this proxy statement to “euro” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

The reporting currency of the Company is the U.S. dollar. The functional currency of our foreign operation is the local currency of the foreign subsidiary. With respect to our financial statements, the translation from the euro to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss.

Where in this proxy statement we refer to amounts in euros, we have for your convenience also, in certain cases, provided a conversion of those amounts to U.S. dollars in parentheses. Where the numbers refer to a specific balance sheet account date or financial statement account period, we have used the exchange rate that was used to perform the conversions in connection with the applicable financial statement. In all other instances, unless otherwise indicated, the conversions have been made using the noon buying rate of €1.00 to U.S. $1.1038 based on Thomson Reuters as of December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of November 1, 2024, by (i) each of our current directors and named executive officers, (ii) all executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. We have determined beneficial ownership in accordance with applicable rules of the SEC, which generally provide that beneficial ownership includes voting or investment power with respect to securities. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The information set forth in the table below is based on 1,324,240 shares of our common stock issued and outstanding as of November 1, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after November 1, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted in the footnotes below, the address for each person listed in the table below, solely for purposes of filings with the SEC, is c/o Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5%+ Stockholders:
Biotechnology Value Fund, L.P. and affiliates (1)	257,622	19.51%
ADAR1 Capital Management, LLC and affiliates (2)	138,646	10.5%
Dellora Investments LP and affiliates (3)	108,974	8.25%
Directors and Named Executive Officers:
Stephen S. Yoder (4)	56,783	4.12%
Thomas Bures (5)	8,674	*
Shane Olwill (6)	11,095	*
James Geraghty (7)	4,285	*
Ann Barbier, M.D., Ph.D. (8)	2,875	*
Peter Kiener, D.Phil. (9)	2,875	*
Christopher Kiritsy (10)	3,562	*
Michael Richman (11)	5,487	*
Matthew L. Sherman, M.D. (12)	2,875	*
Maya R. Said, Sc.D. (13)	2,625	*
All Current Directors and Executive Officers as a Group (9 persons) (14)	90,041	6.39%

* Less than 1%.

(1)	This information is based on a Schedule 13G filed with the SEC on May 15, 2024 and information available to us. The address of the principal business and office of BVF, and certain of its affiliates is 44 Montgomery Street, 40th Floor, San Francisco, California, 94104. BVF and its related entities beneficially own (i) 257,622 shares of common stock, excluding (ii) 85 shares of Series A Convertible Preferred Stock, which is convertible into 1,133 shares of common stock, (iii) 4,026 shares of Series B Convertible Preferred Stock, which is convertible into 53,706 shares of common stock, (iv) 3,506 shares of Series C Convertible Preferred Stock, which is convertible into 46,770 shares of common stock, (v) 3,000 shares of Series D Convertible Preferred Stock, which is convertible into 40,020 shares of common stock, (vi) 5,000 shares of Series E Convertible Preferred Stock, which is convertible into 66,700 shares of common stock and (vii) warrants exercisable for 46,999 shares of common stock. The Series A, Series B, Series C, Series D and Series E Preferred Stock may not be converted and the warrants may not be exercised if, after such conversion or exercise, BVF and its affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. As a result of the limitation in the previous sentence, for purposes of the table above, no shares of common stock are included from the preferred stock and warrants. BVF I GP LLC, or BVF GP, is the general partner of BVF; BVF II GP LLC, or BVFII GP, is the general partner of Biotechnology Value Fund II, L.P., or BVF II; BVF Inc., or BVF Inc., is the general partner of Biotechnology Value Trading Fund OS LP, or Trading Fund OS. BVF GP Holdings LLC, or BVF GPH, is the sole member of each of BVF GP and BVF II GP. BVF Partners L.P., or Partners, is the investment manager of BVF, BVF2, Trading Fund OS and certain managed accounts and the sole member of Partners OS. BVF Inc. is the general partner of Partners and the managing member of BVF GPH, and Mark N. Lampert is the sole director and officer of BVF Inc. BVF GP disclaims beneficial ownership of the shares of common stock beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares of common stock beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares of common stock beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares of common stock beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF 2, Trading Fund OS and certain Partners managed accounts.

(2)	This information is based on a Schedule 13G filed with the SEC on August 1, 2024 and information available to us. The address of the principal business and office of ADAR1 Capital Management, LLC, or ADAR1 Capital Management, and certain of its affiliates is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738. ADAR1 and its related entities beneficially own 138,646 shares of common stock. ADAR1 Capital Management acts as investment manager to, and manages investment and trading accounts of ADAR1 Partners, LP. ADAR1, pursuant to an investment sub-advisory agreement, acts as the subadvisor for Spearhead Insurance Solutions IDF, LLC – Series ADAR1, or Spearhead, and manages and controls the trading accounts for Spearhead. ADAR1 Capital Management GP, LLC, or ADAR1 General Partner acts as the general partner of ADAR1 Partners, LP, or ADAR1 Partners, and Mr. Daniel Schneeberger is the sole member of ADAR1 Capital Management and ADAR1 General Partner. As such, each of ADAR1 Capital Management, ADAR1 General Partner and Mr. Schneeberger may be deemed the indirect beneficial owner of securities held by ADAR1 Partners and Spearhead.

(3)	This information is based on a Schedule 13G filed with the SEC on August 7, 2024. The address of the principal business and office of Dellora Investments LP, or Dellora, and certain of its affiliates is 283 Greenwich Avenue, 3rd floor, Greenwich, Connecticut 06830. Dellora, which serves as investment adviser to private funds, including but not limited to Dellora Investments Master Fund, LP, or collectively, the "Dellora Funds", may be deemed to be the beneficial owner of all shares of Pieris common stock held by the Dellora Funds. Kevin Pyun, as Principal of Dellora, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of common stock held by the Dellora Funds. Pursuant to Rule 13d-4 under the Exchange Act, Dellora and Mr. Pyun expressly disclaim beneficial ownership over any of the securities held by the Dellora Funds.

(4)	Includes 75 shares of our common stock and 56,708 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(5)	Includes 241 shares of our common stock and 8,433 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(6)	Includes 58 shares of common stock and 11,037 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024. Dr. Shane Olwill departed Pieris on October 31, 2024, and all his unvested options to purchase common stock were forfeited.

(7)	Includes 250 shares of common stock and 4,035 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024. On August 7, 2024, Mr. Geraghty purchased one (1) share of Series F Preferred Stock from us which entitles the holder to the voting power described in the proxy statement/prospectus on Form S-4, as amended, filed with the SEC.

(8)	Includes 2,875 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(9)	Includes 2,875 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(10)	Includes 250 shares of common stock and 3,312 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(11)	Includes 5,487 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(12)	Includes 2,875 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(13)	Includes 2,625 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of November 1, 2024.

(14)	See notes 4 through 5 and 7 through 13 above.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our amended and restated articles of incorporation, or Articles of Incorporation, and our amended and restated bylaws, or Bylaws, provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Peter Kiener, D.Phil. and Christopher Kiritsy constitute a class with a term ending at the 2024 annual meeting; (2) James Geraghty, Ann Barbier, M.D., Ph.D. and Maya R. Said, Sc.D. constitute a class with a term ending at the 2025 annual meeting; and (3) Stephen S. Yoder, Michael Richman and Matthew L. Sherman, M.D. constitute a class with a term ending at the 2026 annual meeting.

Set forth below are the names of the persons nominated for election as directors and those directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years as of November 1, 2024. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.

Name	Age	Position
Stephen S. Yoder	48	President and CEO
James Geraghty (2)(3)	70	Chairman
Ann Barbier, M.D., Ph.D. (3)(4)	59	Director
Peter Kiener, D.Phil. (2)(4)*	72	Director
Christopher Kiritsy (1)(2)*	59	Director
Michael Richman (1)(3)	63	Director
Maya R. Said, Sc.D. (3)(4)	47	Director
Matthew L. Sherman, M.D. (1)(4)	69	Director

* Nominee for election as director

(1)         Member of the Compensation and Management Development Committee

(2)         Member of the Audit Committee

(3)         Member of the Nominating and Corporate Governance Committee through September 30, 2024, the date the committee was dissolved

(4)         Member of the Science and Technology Committee through September 30, 2024, the date the committee was dissolved

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Pieris, either directly or indirectly. Based upon this review, our Board has determined that the following members are “independent directors” as defined by The Nasdaq Stock Market: James Geraghty, Ann Barbier, M.D., Ph.D., Peter Kiener, D.Phil., Christopher Kiritsy, Michael Richman, Maya R. Said, Sc.D. and Matthew L. Sherman, M.D.

Stephen S. Yoder. Mr. Yoder joined Pieris Pharmaceuticals GmbH as Chief Executive Officer in January 2010, and was appointed to the Board of Directors of Pieris and became Chief Executive Officer and President in 2014. From July 2003 to December 2009, he led the intellectual property and legal departments at MorphoSys AG, a biotechnology company involved in the development and research of antibodies, as General Counsel. From September 1999 to June 2003, he worked in several Washington, D.C. law firms, specializing in a life sciences intellectual property practice. Mr. Yoder holds degrees in molecular biology and Spanish from Grove City College and a Juris Doctor, with honors, from The George Washington University Law School. As an attorney, he is licensed to practice before the United States Patent and Trademark Office and in the jurisdictions of Maryland and Washington, D.C. We believe that Mr. Yoder is qualified to serve on our Board of Directors due to his intimate knowledge of our business plans and strategies, and his years of experience in the biotechnology and life sciences industry.

James Geraghty. Mr. Geraghty joined the Board of Directors of Pieris in May 2017 and was appointed as Pieris’ Chairman of the Board of Directors in December 2017. Mr. Geraghty is an industry leader with 30 years of strategic and leadership experience, including more than 20 years as a senior member of executive teams at biotechnology companies developing and commercializing innovative therapies. He was most recently, from May 2013 to October 2016, an Entrepreneur in Residence at Third Rock Ventures, a leading biotech venture and company-formation fund, and previously served as Senior Vice President, North America Strategy and Business Development at Sanofi, which he joined upon its acquisition of Genzyme. Mr. Geraghty spent 20 years at Genzyme, where his roles included Senior Vice President International Development, President of Genzyme Europe and General Manager of Genzyme's cardiovascular business. He currently serves as a Board member of Voyager Therapeutics and Fulcrum Therapeutics. Mr. Geraghty also serves as a member of the Board of Directors of BIO Ventures for Global Health, a private, non-profit global health organization. Mr. Geraghty previously served as Chairman of the Board of Juniper Pharmaceuticals, Chairman of the Board of Orchard Therapeutics, and as a Board member of Aceragen (formerly Idera Pharmaceuticals). He started his career in healthcare strategy consulting at Bain and Company. A graduate of the Yale Law School, Mr. Geraghty holds an M.S. from the University of Pennsylvania and a B.A. from Georgetown University. We believe that Mr. Geraghty is qualified to serve on our Board of Directors due to his strong life sciences pedigree and extensive background in company building.

Ann Barbier, M.D., Ph.D.  Dr. Barbier joined the Board of Directors of Pieris in April 2018. Most recently, Dr. Barbier served as the Chief Medical Officer of CAMP4 Therapeutics from March 2022 until October 2023. Prior to this, Dr. Barbier served as the Chief Medical Officer of Translate Bio until the company's acquisition by Sanofi in September 2021. Prior to joining Translate Bio, from June 2015 to October 2017, Dr. Barbier was Vice President of Clinical Development, Rare Genetic Diseases, at Agios Pharmaceuticals, where she led the development program of two small molecules in the area of rare benign hematological diseases. Prior to Agios Pharmaceuticals, Dr. Barbier spent seven years at Shire, most recently as Global Clinical Development Lead and Senior Medical Director, where she worked on a variety of rare genetic diseases including lysosomal storage diseases and hereditary angioedema. Her prior experience includes positions at EnVivo, Johnson & Johnson and Aventis. During her career, Dr. Barbier has made significant contributions to several approved products such as idursulfase (Hunter syndrome), teriflunomide (multiple sclerosis) and icatibant (hereditary angioedema), and has led several investigational new drug applications for new chemical entities. Additionally, she has authored more than 50 peer-reviewed scientific articles, book chapters, and invited reviews. Dr. Barbier received her M.D. and Ph.D. in pharmacology from the University of Ghent, Belgium, and a Master of Science from the Free University of Brussels, Belgium. She held a postdoctoral fellowship at the University of Tennessee in Memphis. We believe that Dr. Barbier is qualified to serve on our Board of Directors due to her significant experience bringing drug candidates across a wide range of indications through the clinic and to regulatory approval.

Peter Kiener, D.Phil. Dr. Kiener joined the Board of Directors of Pieris in September 2018. Most recently, Dr. Kiener served as Chief Scientific Officer at Sucampo until the company's acquisition by Mallinckrodt in February 2018. Prior to Sucampo, from September 2013 to September 2014, he served as Chief Scientific Officer of Ambrx Inc., a company focused on developing antibody-drug conjugates. Previously, Dr. Kiener was President and Co-founder of Zyngenia, Inc., a monoclonal antibody company developing drugs for oncology and inflammatory diseases. His prior experience also includes positions at MedImmune LLC, where he was Head of Global R&D, and at Bristol-Myers Squibb. Dr. Kiener currently serves as a Board member of Cue Biopharma, GT Biopharma, Inc., and Lava Therapeutics. He also serves as a board member of the private companies TetraGenetics, Inc. and iTolerance, and is the Chairman of the Board of Managers of Resolve Therapeutics, another private company. Dr. Kiener has led or contributed to the development of over 30 different clinical-stage therapeutics and seven approved drugs, including two immunoglobulin-based fusion proteins, one monoclonal antibody, two vaccines, and one bispecific T-cell engager. Additionally, he has published more than 120 papers in peer-reviewed journals and is listed as an inventor on over 60 patents and patent applications. Dr. Kiener received a B.A. in Chemistry from Lancaster University and a D.Phil. in Biochemistry from Sir William Dunn School of Pathology at Oxford University, where he also pursued a postdoctoral fellowship. We believe that Dr. Kiener is qualified to serve on our Board of Directors based upon his extensive experience across the entire value chain of biopharmaceutical research and development.

Christopher Kiritsy. Mr. Kiritsy has served as a member of the Pieris board of directors since September 2016. Mr. Kiritsy is founder and managing member of Precision Kapital, LLC, a private investment and advisory firm. Prior to forming Precision Kapital, Mr. Kiritsy co-founded Arisaph Pharmaceuticals, Inc., or Arisaph, and served as Arisaph’s President and Chief Executive Officer from 2005 through March 2018. At Arisaph, Mr. Kiritsy oversaw the development of a broad preclinical and clinical pipeline, taking several cardiometabolic products into clinical development. Additionally, Mr. Kiritsy employed a unique, shareholder friendly financing strategy, raising nearly two thirds of all capital nondilutively through royalty monetization and grant funding. Prior to Arisaph, Mr. Kiritsy served as Executive Vice President, Corporate Development and Chief Financial Officer of Kos Pharmaceuticals, Inc., or Kos, rand was esponsible for finance, corporate communications, strategic planning, and business development functions. During his decade long tenure, Mr. Kiritsy raised approximately $500 million in public equity capital, including Kos’ initial public offering, and spearheaded 10 major corporate development transactions, including product acquisitions, in/out licensing and co-promotion arrangements. Mr. Kiritsy played central role in building Kos from a start-up into publicly traded, profitable, 1,000 person fully-integrated company, where Kos internally developed and commercialized the blockbuster Niaspan® franchise. Kos was acquired by Abbott Laboratories for $4 billion in 2006. Mr. Kiritsy previously served on the board of directors of HTG Molecular Diagnostics, Inc. In addition, Mr. Kiritsy previously served as a board member and audit committee chair of Melinta Pharmaceuticals, Inc., as a board member of Arisaph and as chairman of the board of Avaxia Biologics, Inc. Mr. Kiritsy received his A.B. in Biology from Bowdoin College and his M.B.A. at night from Boston University School of Business. Mr. Kiritsy is a seasoned entrepreneur, possessing 30 years of unique business and technical experience, and a track record of building successful fully integrated biopharma businesses. We believe that Mr. Kiritsy is qualified to serve on our Board of Directors based on his considerable experience in the pharmaceutical industry and his expertise in finance and corporate development.

Michael Richman. Mr. Richman joined the Board of Directors of Pieris in December 2014 and has served on the supervisory board of Pieris GmbH since October 2014. He has served as the President and Chief Executive Officer of NextCure, Inc. since July 2015. From June 2008 to July 2015, Mr. Richman was President and Chief Executive Officer of Amplimmune, Inc., a privately held biologics company focused on cancer and autoimmune diseases which was acquired by AstraZeneca in October 2013. From May 2007 to June 2008, he served as President and Chief Operating Officer of Amplimmune, Inc. Prior to such time, Mr. Richman had years of experience working in research, intellectual property and business development capacities in companies such as Chiron Corporation (now Novartis), MedImmune, Inc. (now AstraZeneca) and MacroGenics. Mr. Richman previously served as a Board member of GenVec, Inc., Madison Vaccines, Inc., Opexa Therapeutics, Inc. until its merger with Acer Therapeutics Inc., and Cougar Biotechnology until its acquisition by Johnson & Johnson. Mr. Richman obtained his B.S. in genetics/molecular biology at the University of California at Davis and his M.S.B.A. in international business at San Francisco State University. We believe that Mr. Richman is qualified to serve on our Board of Directors due to his extensive experience in mergers and acquisitions, business development and strategic planning for life science companies, as well as executive leadership and management experience.

Maya R. Said, Sc.D. Dr. Said joined the Board of Directors of Pieris in July 2019. Dr. Said is the Founder and Chief Executive Officer of Outcomes4Me Inc., a private health technology company focused on providing patients diagnosed with cancer and other chronic life-altering diseases with personalized treatment options as well as outcomes information. From 2017 to 2018, she served as the Chief Operating Officer of Celsius Therapeutics, where she established and managed the company’s operations from inception through the company’s first year post-launch. Before founding Outcomes4Me in 2017, Dr. Said was Senior Vice President, Global Head of Oncology Policy & Market Access at Novartis from 2015 to 2017, where she defined Novartis’ oncology franchise value and pricing strategy to address pricing pressures and established global pricing guidance for numerous oncology products. Prior to that, she served as Vice President, Head of Strategy, Science Policy & External Innovation, Global R&D at Sanofi, and as Principal at Boston Consulting Group. She currently serves on the Board of Transgene SA, and Home Biosciences, a private company. Dr. Said received her Sc.D. in Electrical Engineering, Computer Science & Systems Biology from the Massachusetts Institute of Technology, where she also obtained a Master of Engineering in Electrical Engineering and Computer Science, a Master of Science in Toxicology, a Bachelor of Science in Electrical Engineering and Computer Science and a Bachelor of Science in Biology. We believe that Dr. Said is qualified to serve on our Board of Directors due to her deep scientific knowledge with respect to cancer, understanding of large pharma’s inner-workings and appreciation of the need to bring high-value therapies to patients.

Matthew L. Sherman, M.D. Dr. Sherman joined the Board of Directors of Pieris in October 2018. In October 2019, Dr. Sherman became and currently is Executive Vice President and Chief Medical Officer at Deciphera Pharmaceuticals (a member of ONO Pharma), and provides executive leadership for medical research and clinical development including biostatistics, clinical pharmacology, translational medicine and pharmacovigilance and medical affairs. From October 2006 through July 2018, Dr. Sherman was Executive Vice President (2015 to 2018) and Chief Medical Officer (2006 to 2018) at Acceleron Pharma, Inc., or Acceleron. At Acceleron, Dr. Sherman provided executive leadership for medical research, clinical operations, biostatistics, data management, clinical pharmacology and pharmacovigilance. Before joining Acceleron in 2006, Dr. Sherman was Senior Vice President and Chief Medical Officer at Synta Pharmaceuticals, where he oversaw all therapeutic areas, including oncology, inflammatory diseases and immunology. Previously, Dr. Sherman spent over a decade at Wyeth-Ayerst Research/Genetics Institute in numerous clinical research and development roles. Prior to his career in the pharmaceutical and biotechnology industry, Dr. Sherman spent nine years at the Dana-Farber Cancer Institute, ultimately as an Assistant Professor of Medicine. Dr. Sherman previously served as a Board member of Pulmatrix, Inc. and of NewLink Genetics Corp prior to its merger with Lumos Pharma. He has authored more than 300 original articles, review chapters and abstracts, and is listed as an inventor on 16 issued patents. Dr. Sherman received a B.S. in Chemistry from Massachusetts Institute of Technology and an M.D. from Dartmouth Medical School. He completed his internal medicine residency at Georgetown University Medical Center. We believe that Dr. Sherman is qualified to serve on our Board of Directors as he is a physician-scientist with extensive clinical development expertise in oncology, hematology and pulmonary diseases across large pharma, biopharma and venture-funded biotechnology startup companies.

Board Diversity

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. The new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+, or in the case of a smaller reporting company at least one who self-identifies as female and one who self-identifies as one or more of the following: female, LGBTQ+, or an under-represented minority. As we are a smaller reporting company, we meet this rule by having two directors who self-identify as female. In addition, we consider the Middle Eastern/North African category to be ethnically diverse and distinct from White, and we have one director who is Middle Eastern/North African. This is reflected in our matrix below.

Board Diversity Matrix (As of October 25, 2024)
Total Number of Directors: 8
Part I: Gender Identity
	Male	Female
Directors	6	2
Part II: Demographic Background
Middle Eastern/North African	0	1
White	6	1

Committees of the Board of Directors and Meetings

Meeting Attendance. Our Board of Directors met 15 times during 2023. During 2023, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she served. The Board of Directors has adopted a policy under which each member of the Board of Directors makes every effort to, but is not required to, attend each annual meeting of our stockholders. Each of our directors attended our annual meeting of stockholders in 2023.

Audit Committee. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. This committee currently has three members, Christopher Kiritsy (Chairman), James Geraghty and Peter Kiener, D.Phil. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Kiritsy is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. The Audit Committee met five times during 2023.

A copy of the Audit Committee’s written charter is publicly available on our website at www.pieris.com.

Compensation and Management Development Committee. Our Compensation and Management Development Committee’s role and responsibilities are set forth in the Compensation and Management Development Committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. This committee currently has three members, Christopher Kiritsy (Chairman), Michael Richman and Matthew L. Sherman, M.D. All members of the Compensation and Management Development Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market. The Compensation and Management Development Committee met six times during 2023.

A copy of the Compensation and Management Development Committee’s written charter is publicly available on our website at www.pieris.com.

Compensation and Management Development Committee Interlocks and Insider Participation. During 2023, the Compensation and Management Development Committee members were Christopher Kiritsy (Chairman), Michael Richman and Matthew L. Sherman, M.D., none of whom currently is, or formerly was, an officer or employee of the Company. In 2023, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation and Management Development Committee. There are no family relationships between or among the members of our Board of Directors or executive officers.

Nominating and Corporate Governance Committee. Our former Nominating and Corporate Governance Committee met one time during 2023 and had four members, James Geraghty (Chairman), Ann Barbier, M.D., Ph.D., Michael Richman and Maya R. Said, Sc.D. Effective as of September 30, 2024, the Board of Directors dissolved the Nominating and Corporate Governance Committee in an effort to conserve cash resources, and adopted resolutions addressing the nomination process by independent directors constituting a majority of the Board's independent directors in a vote in which only independent directors shall participate. The Board of Directors has determined that all members, excluding Mr. Yoder, qualify as independent under the definition promulgated by The Nasdaq Stock Market and as further discussed in the "Director Independence" section below.

Under our current corporate governance policies, the Board of Directors considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Once identified, the Board of Directors will evaluate a candidate’s qualifications in accordance with our Policy Regarding Qualifications of Directors. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry, possible conflicts of interest, the extent to which the candidate would fill a present need on the Board of Directors, diversity among the Board of Directors and concern for the long-term interests of the stockholders.

The Board of Directors will consider issues of diversity among its members in identifying and considering nominees for director and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and professional experience on the Board of Directors and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to the Board of Directors, it must follow the procedures described in our Bylaws. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. Any such recommendation should be made in writing to the Board of Directors at: Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110, Attn: Corporate Secretary. Such recommendation should be accompanied by the candidate's name, appropriate biographical information, relevant qualifications, and any other information as required by our Bylaws.

Science and Technology Committee. Our former Science and Technology Committee’s role and responsibilities were set forth in the Science and Technology Committee’s written charter, and included assisting the Board of Directors’ oversight of the Company’s research and development activities and advising the Board of Directors with respect to strategic and tactical scientific issues. This committee had four members, Peter Kiener, D.Phil. (Chairman), Ann Barbier, M.D., Ph.D., Matthew L. Sherman, M.D. and Maya R. Said, Sc.D. The Science and Technology Committee met one time during 2023. Effective as of September 30, 2024, the Board of Directors dissolved the Science and Technology Committee in an effort to preserve cash.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors consists of eight members.

In accordance with our Articles of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution or a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director of the Board of Directors. Our principles of corporate governance give the Board of Directors the authority to choose whether the roles of Chairman of the Board of Directors and Chief Executive Officer are held by one person or two people. Our principles also give the Board of Directors the authority to change this policy if it deems it best for the Company at any time. Currently, two separate individuals serve in the positions of Chief Executive Officer and Chairman of the Board of Directors of the Company. We believe that our current leadership structure is optimal for the Company at this time.

Our Board of Directors has seven independent members and one non-independent member, our President and Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board of Directors by the Non-Executive Chairman, benefits our Company and our stockholders. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Dr. Kiener and Mr. Kiritsy are the Class I directors, and their terms will expire at the 2024 annual meeting of stockholders of the Company. Mr. Geraghty, Dr. Barbier, and Dr. Said are the Class II directors, and their terms will expire at the 2025 annual meeting of stockholders of the Company. Mr. Yoder, Mr. Richman and Dr. Sherman are the Class III directors, and their terms will expire at the 2026 annual meeting of stockholders of the Company. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board of Directors’ principal responsibility in this area is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks, and to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board of Directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company.

While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors may elect to delegate oversight responsibility related to certain risks to committees, which in turn would then report on the matters discussed at the committee level to the full Board of Directors. For instance, the Audit Committee could focus on the material risks facing the Company, including operational, market, credit, liquidity, cybersecurity and legal risks and the Compensation and Management Development Committee could be charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Director Independence

Our Board of Directors undertook a review of the composition of our Board of Directors and independence of each of our current and former directors. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of James Geraghty, Michael Richman, Peter Kiener, D.Phil., Christopher Kiritsy, Ann Barbier, M.D., Ph.D., Matthew L. Sherman, M.D., and Maya R. Said, Sc.D. qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). Stephen S. Yoder would not qualify as “independent” under applicable Nasdaq Listing Rules applicable to the Board of Directors generally or to separately designated board committees because he currently serves as our Chief Executive Officer. In making such determinations, our Board of Directors considered the relationships that each of our non-employee directors has with our Company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Subject to some exceptions, Nasdaq Listing Rule 5605(a)(2) provides that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that a director cannot be an “independent director” if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us within the preceding three years, other than for service as a director or benefits under a tax-qualified retirement plan or non-discretionary compensation (or, for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is a current partner of our independent public accounting firm, or has worked for such firm in any capacity on our audit at any time during the past three years; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee of that company; or (f) the director or a member of the director’s immediate family is an executive officer, partner or controlling stockholder of a company that makes payments to, or receives payments from, us in an amount which, in any 12-month period during our past three fiscal years, exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 (except for payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Additionally, in order to be considered an independent member of an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries or otherwise be an affiliated person of the Company or any of its subsidiaries. To be considered an independent member of the Compensation and Management Development Committee under Rule 10C-1 under the Exchange Act, the Board must consider and determine whether a director has a relationship with the Company that is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by the Company to the director; and whether the director is affiliated with the Company or any of its subsidiaries or affiliates.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (857) 246-8998. However, any stockholder who wishes to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to Pieris Pharmaceuticals Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110, Attn: Corporate Secretary or via e-mail at auditcommittee@pieris.com. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information as of November 1, 2024 regarding our executive officer who is not also a member of our Board of Directors. Information regarding our Chief Executive Officer, Stephen S. Yoder, can be found under the caption “The Board of Directors” above.

Name	Age	Position with the Company
Thomas Bures	50	Senior Vice President and Chief Financial Officer

Thomas Bures. Mr. Bures joined Pieris in December 2017 and served in the role of Vice President, Finance, until becoming Senior Vice President and Chief Financial Officer in October 2021. Prior to his tenure with Pieris, from June 2015 to December 2017, Mr. Bures served as Vice President and Corporate Controller of Genocea Biosciences, Inc. Prior to that, he served as Vice President and Assistant Controller of Parexel International. He began his career at Ernst & Young. Mr. Bures received his B.A. in Accounting and Finance from the College of the Holy Cross.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the SEC, and we have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Compensation Philosophy

The objectives of our rewards programs are:

•	To attract and retain talented individuals with an entrepreneurial mindset.

•	To motivate these individuals towards high performance in pursuing our corporate strategies and to achieve our business goals.

•	To recognize individual excellence while fostering a shared commitment of success.

•	To align the interests of patients, employees, and stockholders.

•	To be financially prudent, yet competitive.

•	To further foster our core values of passion, integrity, excellence, responsibility, innovation and the spirit of collaboration.

When establishing target pay levels, we seek to target the median of the market and allow for discretion to ensure we are hiring best-in-class talent, while providing future compensation opportunities that are commensurate with the market and reflect the individual’s role and experience. It is expected that some individuals will be positioned above or below market median based on particular facts and circumstances. Incentive pay outcomes (e.g., actual earned bonus) are not guaranteed, and actual pay will be reflective of success towards our stated Company and individual goals and objectives, as well as stockholder value creation.

Role of the Compensation and Management Development Committee and Compensation Consultant

Our Compensation and Management Development Committee is responsible for the determination of the compensation of our Chief Executive Officer and conducts its decision-making process with respect to that topic without the Chief Executive Officer, or any other executive officers, present. Our Compensation and Management Development Committee has been delegated the authority to administer our 2014 Employee, Director and Consultant Equity Incentive Plan, or 2014 Plan, our 2016 Employee, Director and Consultant Equity Incentive Plan, or 2016 Plan, our 2018 Employee, Director and Consultant Equity Incentive Plan, or 2018 Plan, our 2018 Employee Stock Purchase Plan, or 2018 ESPP, our 2019 Employee, Director and Consultant Equity Incentive Plan, or 2019 Plan, our 2020 Employee, Director and Consultant Equity Incentive Plan, as amended, or 2020 Plan, and our 2023 Employee Stock Purchase Plan, or 2023 ESPP.

The Compensation and Management Development Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation and Management Development Committee has engaged the services of Pearl Meyer & Partners LLC, or Pearl Meyer, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Pearl Meyer performs services solely on behalf of the Compensation and Management Development Committee and has no relationship with the Company or management except as it may relate to performing such services. Pearl Meyer assists the Compensation and Management Development Committee in defining our peer companies for executive compensation and practices, and in benchmarking our executive compensation program against the peer group. Pearl Meyer also assists the Compensation and Management Development Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation and Management Development Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently representing the Compensation and Management Development Committee.

The Compensation and Management Development Committee reviews the performance of each named executive officer in light of the above factors, as described in more detail in “Narrative Disclosure to Summary Compensation Table” below, and determines whether the named executive officer should receive any increase in base salary, annual bonus award or discretionary equity award based on such evaluation.

Say-on-Pay Vote on Executive Compensation

At the 2023 annual meeting of stockholders, 85.9% of the votes cast voted in favor of our executive compensation.

Summary Compensation Table

The following table summarizes the compensation earned in each of our fiscal years that ended December 31, 2023 and 2022 by our named executive officers, which consisted of our principal executive officer and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2023 and were serving as executive officers as of such date. We refer to the executive officers listed below as the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Stephen S. Yoder	2023	584,595	146,149	614,818	-	13,390	(4)	1,358,952
Chief Executive Officer	2022	564,826	-	1,288,128	197,689	12,200	(4)	2,062,843
Thomas Bures	2023	400,155	80,031	241,536	-	7,315	(4)	729,037
Senior Vice President and Chief Financial Officer	2022	381,100	-	444,183	106,708	12,200	(4)	944,191
Shane Olwill	2023	328,614	127,702	241,536	-	7,593	(5)	705,445
Former Senior Vice President and Chief Development Officer (6)

(1)	Represents discretionary bonus paid for 2023 performance, which is described in more detail in the Bonus Payments section below.

(2)

These amounts represent the aggregate grant date fair value for the option awards granted during the fiscal years presented, determined in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)	These amounts represent payments made for 2022 performance under our 2022 performance-based incentive bonus plan.

(4)	Represents matching contributions we made under our 401(k) Plan.

(5)	Represents $568 for matching contributions we made under applicable pension scheme, $5,404 in commuter allowance benefits and $1,621 in German inflation adjustment premiums paid.

(6)	Dr. Olwill’s employment as our Senior Vice President and Chief Development Officer ended on October 31, 2024.

Narrative Disclosure to Summary Compensation Table

The Compensation and Management Development Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation: In establishing compensation amounts for executives, the Compensation and Management Development Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation and Management Development Committee will generally review market data, which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for the biopharmaceutical industry, adjusted for size. The market data helps the Compensation and Management Development Committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to our executives. The market data thus guides the Compensation and Management Development Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation and Management Development Committee then considers other factors, such as the importance of each executive officer’s role to the Company, individual expertise, experience, performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations. The Compensation and Management Development Committee works with its consultant, Pearl Meyer, in these activities.

Elements of Compensation

In addition to each officer’s base salary, our executive officer compensation program consists of a cash incentive bonus plan and discretionary stock option awards in addition to customary benefits. The amounts of compensation awarded for each element of the Company’s compensation program (i.e., base salary, bonuses and stock options) are reviewed in connection with the Company’s performance.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job.

Base salaries are typically negotiated at the outset of an executive’s employment in connection with an offer of employment and employment agreement. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other changes in the job responsibilities of an executive officer. Merit and Company-wide general increases are also taken into consideration when determining increases to base salary.

Bonus Payments

Performance Goals. In general, our Compensation and Management Development Committee approves all bonus payments to our executive officers based upon the attainment of performance targets established by the Compensation and Management Development Committee and related to scientific, operational, and financial metrics with respect to the Company or any of its subsidiaries, or the Performance Goals, which may include, among others, business development and financing milestones; developmental, clinical or regulatory milestones; strategic transactions; clinical trial milestones and results, any of which may be measured in absolute terms or compared to any incremental increase or measured in terms of growth. Further, any Performance Goals may be used to measure the performance of the Company as a whole or as a business unit or other segment of the Company. Bonuses paid are typically based upon objectively determinable bonus formulas that tie such bonuses to one or more Performance Goals. The bonus formulas are adopted by the Compensation and Management Development Committee and communicated to each executive officer. No bonuses are paid unless and until the Compensation and Management Development Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation and Management Development Committee may adjust bonuses payable based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executives based upon such other terms and conditions as the Compensation and Management Development Committee may in its discretion determine. The bonuses payable may be paid in equity or cash.

2023 Performance Goals and Performance Goal Achievement. In early 2023, our Compensation and Management Development Committee reviewed and approved our 2023 Performance Goals, or the Original 2023 Performance Goals, and in light of AstraZeneca's decision to discontinue the elarekibep clinical trials as well as the Company's decision in July 2023 to explore strategic transactions, the Compensation and Management Development Committee reviewed and approved restated 2023 Performance Goals, or the amended 2023 Performance Goals, in August 2023, which were approved with respect to retained employees other than our executive officers. Subsequently, the Compensation and Management Development Committee evaluated the Company's performance against the amended 2023 Performance Goals in early 2024. The amended 2023 Performance Goals were divided into several categories that the Compensation and Management Development Committee determined advanced the Company's overall corporate strategy: (a) internal project completions and decisions, including PRS-220 phase 1 clinical trial completion, determination of the future strategy for elarekibep, and handover of our partnered assets to our partners (i.e., PRS-344 to Servier and the two preclinical programs to Seagen) (33.3%); (b) operational winddowns which involved winding down our operational activities at our Hallbergmoos site in Germany and reducing various liabilities and costs, including our lease liability (33.3%); and (c) pursuing and assessing potential strategic transactions, which included exploring partnering or funding opportunities for PRS-220, PRS-400, cinrebafusp alfa, and our platform generally, and assessing potential reverse merger opportunities (33.3%). Performance under each category is evaluated on a 0-100% scale. Our evaluation system also permits consideration of areas of overachievement when we exceed our stated goals and when the Compensation and Management Development Committee sets examples of potential areas for overachievement. The Compensation and Management Development Committee considers any overachievement when assessing our level of goal achievement. In early 2024, the Compensation and Management Development Committee considered each of the amended 2023 Performance Goals in detail, including any potential overachievement, and determined that we had achieved 100% of the amended 2023 Performance Goals on an overall basis. The Compensation and Management Development Committee also assessed the original 2023 Performance Goals and determined that 0% had been achieved due to the discontinuation of the elarekibep and the winddown or discontinuation of our other respiratory programs.

Cash Bonus Compensation. Based on the original and amended 2023 Corporate Performance Goals achievement levels, our Compensation and Management Development Committee approved a discretionary cash bonus payments to (i) Mr. Yoder in the amount of $146,149, (ii) Mr. Bures in the amount of $80,031, and (iii) Dr. Olwill in the amount of $127,702.

Stock-Based Awards

Historically, we have generally granted stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also have historically granted stock options on an annual basis as part of annual performance reviews of our employees.

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We do not have any equity ownership guidelines for our executives, which is consistent with other pre-commercial biotechnology companies that use stock options as the long-term incentive vehicle. Further, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards is designed to contribute to executive retention by providing an incentive for our executives to remain in our employment during the vesting period. We may also make additional discretionary grants, typically in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances as the Compensation and Management Development Committee deems appropriate.

Employee Benefits

From time to time, we have provided our named executive officers with employee benefits that our Board believes are reasonable. Our named executive officers are eligible to participate in the same broad-based employee benefit plans that are offered to our other employees, such as health insurance, disability insurance, life insurance and a 401(k) plan.

These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our named executive officers does not represent a significant incremental cost to us. We do not view employee benefits as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our named executive officers in performing their duties and provide time efficiencies for our named executive officers in appropriate circumstances, and we may consider providing additional employee benefits in the future. All future practices regarding employee benefits will be approved and subject to periodic review by the Compensation and Management Development Committee.

Clawback Policy

We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executives as may be determined by the Compensation and Management Development Committee. If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover or require forfeiture, at the direction of the Compensation and Management Development Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, any excess incentive based compensation, received by an officer covered by the policy during the three completed fiscal years immediately preceding the date on which we are required to prepare the accounting restatement. Furthermore, we will seek to recoup incentive compensation that is used in such a way that violates Pieris’ “Insider Trading Policy,” as made available on our website at www.pieris.com, for example by engaging in transactions involving hedging devices or Company securities that are used to secure a margin or other loan.

Employment and Severance Arrangements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we have entered into written employment agreements with certain of our named executive officers that, while at-will, contain certain change in control and severance provisions.

Stephen S. Yoder, Chief Executive Officer

Mr. Yoder serves as Pieris’ President and Chief Executive Officer pursuant to an employment agreement dated December 17, 2014, which provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Yoder resigns, he shall provide us with at least 90 days’ prior written notice. Mr. Yoder is eligible to receive an annual bonus of up to 50% of his annual base salary based upon achievement of individual and corporate performance objectives as determined by the Compensation and Management Development Committee in its sole discretion. Mr. Yoder’s annual base salary for 2024 is $584,595 (as set by the Compensation and Management Development Committee in 2023).

Pursuant to his employment agreement, Mr. Yoder is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, unless approved by the Chairman of the Board of Directors, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Mr. Yoder to be adverse or antagonistic to us, our business or prospects, financial or otherwise, or in any competing business.

Mr. Yoder’s employment agreement also contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter, and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Yoder also agreed to assign certain intellectual property rights to us.

Thomas Bures, Senior Vice President and Chief Financial Officer

Thomas Bures serves as Pieris’ Senior Vice President and Chief Financial Officer and is employed at will pursuant to an employment agreement dated October 6, 2021. Mr. Bures is eligible to receive an annual bonus of up to 40% of his annual base salary based upon achievement of individual and corporate performance objectives as determined by the Compensation and Management Development Committee in its sole discretion. Mr. Bures' annual base salary for 2024 is $400,155 (as set by the Compensation and Management Development Committee in 2023).

Pursuant to his employment agreement, Mr. Bures is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Mr. Bures to be adverse or antagonistic to us, our business or prospects, financial or otherwise, or in any competing business.

Mr. Bures also signed agreements that include (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter, and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Bures also agreed to assign certain intellectual property rights to us.

Shane Olwill, Ph.D., Former Senior Vice President and Chief Development Officer

Dr. Shane Olwill served as our Senior Vice President and Chief Development Officer until October 31, 2024, and was employed pursuant to an employment contract effective June 15, 2011, and with a continuous term, and could have been terminated by either party provided that a notice period of at least five months was observed in accordance with German law. Dr. Olwill was eligible to receive a bonus of up to 40% of his annual base salary based upon achievement of individual and corporate performance objectives as determined by the Compensation and Management Development Committee in its sole discretion. Dr. Olwill’s annual base salary for 2024 was €304,501 (as set by the Compensation and Management Development Committee in 2023), which is approximately $328,614 using an assumed 2023 exchange rate of 1.0808 U.S. dollars per euro.

Pursuant to his employment agreement, Dr. Olwill was prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) engaging in any paid external activities that would impair Dr. Olwill from performing his duties or unpaid side-line activities that would be competitive with or capable of being competitive with our business, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Dr. Olwill to be adverse or antagonistic to us, our business or prospects, financial or otherwise, or in any competing business.

Dr. Olwill’s employment agreement also included customary confidentiality obligations which are not limited by the term of the agreement. Dr. Olwill also agreed to assign certain intellectual property rights to us.

Pieris and Dr. Olwill mutually agreed that in connection with the signing of an Agreement and Plan of Merger, or the “Merger Agreement”, dated July 23, 2024, by and among us, Palvella Therapeutics, Inc., or Palvella, and Polo Merger Sub, Inc., or the Merger Agreement, Dr. Olwill would step down effective October 31, 2024. Pieris and Dr. Olwill entered into a separation agreement dated as of July 23, 2024, which provided that Dr. Olwill was entitled to a lump sum payment of €417,800, and was released from the obligation to work between August 1, 2024 and October 31, 2024 during which he would continue to receive his fixed salary. Dr. Olwill departed Pieris on October 31, 2024.

Potential Payments upon Termination or Change in Control

Stephen S. Yoder, Chief Executive Officer and President

Stephen S. Yoder’s employment agreement provides that if Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by him for good reason, then we must pay Mr. Yoder (a) a lump-sum payment equal to 12 months of his base salary, (b) a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Board of Directors, or a committee thereof, in its sole discretion, (c) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months and (d) all unvested equity awards then held by Mr. Yoder will immediately vest in full and become exercisable. The severance and acceleration of any unvested options is expressly conditioned on Mr. Yoder executing and delivering to us a release of claims.

Mr. Yoder’s employment agreement also provides that if within 12 months following a change of control, Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by him for good reason, and Mr. Yoder executes and delivers to us a release of claims, then he will receive (a) a lump-sum payment equal to 12 months of his base salary at the time of his termination, (b) his target bonus amount for the year in which the termination occurs, (c) an amount equal to 12 months of his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, and (d) all outstanding unvested equity awards will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse.

Thomas Bures, Senior Vice President and Chief Financial Officer

Thomas Bures’ employment agreement provides that if Mr. Bures’ employment is terminated (i) by us without cause or (ii) by him for good reason, then we must pay Mr. Bures a lump sum payment equal to 9 months or 75% of his base salary. The severance and acceleration of any unvested options is expressly conditioned on Mr. Bures executing and delivering to us a release of claims.

Mr. Bures’ employment agreement also provides that if, following a change of control, Mr. Bures’ employment is terminated (i) by us without cause or (ii) by him for good reason, and Mr. Bures executes and delivers to us a release of claims, then he will receive (a) a lump-sum payment equal to 12 months of his base salary at the time of his termination, (b) his target bonus amount for the year in which the termination occurs, (c) an amount equal to 12 months of his health insurance premium, paid directly or as a reimbursement to Mr. Bures, and (d) all outstanding unvested equity awards will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse.

Shane Olwill, Ph.D., Former Senior Vice President and Chief Development Officer

Pursuant to a retention agreement provided to Dr. Shane Olwill in February 2024, if Dr. Olwill's employment was terminated (i) by us without cause or (ii) by him between July 1, 2024 and July 15, 2024, and Dr. Olwill executed and delivered to us a release of claims, then he would receive a lump sum payment of €445,300. Dr. Olwill and the Company entered into a separation agreement on July 23, 2024, which provided that Dr. Olwill was entitled to a lump sum payment of €417,800, and was released from the obligation to work between August 1, 2024 and October 31, 2024 during which he continued to receive his fixed salary. Dr. Olwill’s right to receive the foregoing was subject to, among other obligations, his execution of a release of claims against Pieris, as well as certain ongoing confidentiality obligations. Dr. Olwill departed Pieris on October 31, 2024.

Anti-Hedging and Pledging Policies

As part of our insider trading policy, we prohibit employees and directors from engaging in transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of our shares owned by such employees or directors. In particular, our insider trading policy prohibits the following transactions:

•	Trading in our securities on a short-term basis. Any shares of our common stock purchased in the open market must be held for a minimum of six months and ideally longer.
•	Short sales of our securities.
•	Use of our securities to secure a margin or other loan.
•	Transactions in straddles, collars or other similar risk reduction or hedging devices.
•	Transactions in publicly-traded options relating to our securities (i.e., options that are not granted by us).

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the aggregate stock and option awards held by our named executive officers as of December 31, 2023.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen S. Yoder	16,000	(1)	—	(1)	—	160.00	12/17/2024
Chief Executive Officer	6,150	(1)	—	(1)	—	121.60	2/12/2026
	5,430	(1)	—	(1)	—	159.20	2/23/2027
	4,063	(1)	—	(1)	—	684.80	2/20/2028
	4,750	(1)	—	(1)	—	247.20	2/26/2029
	4,922	(2)	328	(2)	—	252.00	2/27/2030
	4,555	(3)	2,070	(3)	—	200.00	3/4/2031
	3,423	(4)	4,401	(4)	—	242.40	2/22/2032
	—	(5)	7,926	(5)	—	111.20	2/24/2033

Thomas Bures	1,563	(1)	—	(1)	—	451.20	12/18/2027
Senior Vice President and Chief Financial Officer	891	(1)	—	(1)	—	247.20	2/26/2029
	938	(2)	62	(2)	—	252.00	2/27/2030
	1,289	(3)	586	(3)	—	200.00	3/4/2031
	1,181	(4)	1,517	(4)	—	242.40	2/22/2032
	—	(5)	3,114	(5)	—	111.20	2/24/2033

Shane Olwill	1,813	(1)	—	(1)	—	160.00	12/17/2024
Former Senior Vice President and Chief Development Officer (7)	750	(1)	—	(1)	—	121.60	2/12/2026
	704	(1)	—	(1)	—	159.20	2/23/2027
	1,125	(1)	—	(1)	—	684.80	2/20/2028
	1,025	(1)	—	(1)	—	247.20	2/26/2029
	1,055	(2)	70	(2)	—	252.00	2/27/2030
	1,289	(3)	586	(3)	—	200.00	3/4/2031
	1,181	(4)	1,517	(4)	—	242.40	2/22/2032
	—	(5)	3,114	(5)	—	111.20	2/24/2033

(1)	The option award is fully vested.

(3)	The option award has a grant date of February 27, 2020 and vests pursuant to the following schedule: 25% of the option vested on the one-year anniversary of the grant date and the remaining 75% of the option shall vest as to 6.25% of the option shares at the end of each successive three-month period thereafter.

(4)	The option award has a grant date of March 4, 2021 and vests pursuant to the following schedule: 25% of the option vested on the one-year anniversary of the grant date and the remaining 75% of the option shall vest as to 6.25% of the option shares at the end of each successive three-month period thereafter.

(5)	The option award has a grant date of February 22, 2022 and vests pursuant to the following schedule: 25% of the option vested on the one-year anniversary of the grant date and the remaining 75% of the option shall vest as to 6.25% of the option shares at the end of each successive three-month period thereafter.

(6)	The option award has a grant date of February 24, 2023 and vests pursuant to the following schedule: 25% of the option vests on the one-year anniversary of the grant date and the remaining 75% of the option shall vest as to 6.25% of the option shares at the end of each successive three-month period thereafter.

(7)

Dr. Olwill’s employment as our Senior Vice President and Chief Development Officer ended on October 31, 2024. Any stock options that did not vest as of October 31, 2024 were forfeited in connection with Dr. Olwill's departure.

Director Compensation

Our director compensation program is administered by our Board of Directors with the assistance of the Compensation and Management Development Committee. The Compensation and Management Development Committee conducts a periodic review of director compensation and makes recommendations to the Board with respect thereto. The Compensation and Management Development Committee has periodically engaged the services of Pearl Meyer to review and provide recommendations concerning the Company’s non-employee director compensation policy.

During 2023, our Board of Directors was compensated pursuant to our Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which provides for cash and equity-based compensation for service on the Board and its committees. Under the Director Compensation Policy, our non-employee directors receive the following cash compensation for their service on the Board and its committees:

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Director (non-Chairperson)	Annual Retainer Amount for Chairperson
Board of Directors	$35,000	$65,000
Audit Committee	$7,500	$15,000
Science and Technology Committee	$5,000	$10,000
Compensation and Management Development Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000

During 2023, our Board of Directors was also compensated with stock option grants under the Director Compensation Policy as shown in the table below:

Board of Directors	Annual Stock Option Grants	Initial Stock Option Grant for Newly Appointed or Elected Directors
Director	500 shares of Common Stock	1,000 shares of Common Stock
Chairperson	Additional 63 shares of Common Stock

The annual stock options vest as to 100% one (1) year after the date of grant of such option, and the initial stock options vest initial stock options vest as to 33% one (1) year after the date of grant of such option, with the remaining 67% vesting in eight (8) equal quarterly installments at the end of each full fiscal quarter following the initial vesting date. The annual stock options granted to the non-employee directors and the Chairperson under the Director Compensation Policy will be granted on the date of the meeting of the Board coincident with or immediately following the Company’s annual meeting of stockholders and will vest on the date of the next regular annual stockholders meeting. All stock options granted under the Director Compensation Policy have an exercise price equal to the fair market value of the Company’s common stock on the grant date and terminate 10 years after the grant date.

In addition, in 2023 we announced our intention to explore engaging in one or more strategic transactions, including mergers, reverse mergers, acquisitions, other business combinations or sales of assets, or other strategic transactions. Our Board of Directors appointed a Transaction Committee of the Board of Directors to help facilitate the board’s consideration of such potential strategic transactions, which consists of our directors James Geraghty, Christopher Kiritsy, and Peter Kiener. Each member of the Transaction Committee was compensated for their service on the committee with an annual fee of $10,000 paid quarterly in arrears following the end of each fiscal quarter, provided that the amount of such payment was prorated for any portion of such quarter that such director was not serving as a member of the Transaction Committee. The Transaction Committee was dissolved on September 30, 2024.

The table below summarizes all compensation earned by each of our non-employee directors for services performed during our fiscal year ended December 31, 2023. Mr. Yoder is not in the table below because he receives no separate compensation for his services as a director of our Company, and all of the compensation earned by Mr. Yoder during our 2023 fiscal year as an executive officer of our Company is reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (8)	Total ($)
James Geraghty (1)	$84,984	$9,103	$94,087
Michael Richman (2)	$44,000	$8,092	$52,092
Christopher Kiritsy (3)	$64,484	$8,092	$72,576
Ann Barbier, M.D., Ph.D. (4)	$44,000	$8,092	$52,092
Peter Kiener, D.Phil. (5)	$56,984	$8,092	$65,076
Matthew L. Sherman, M.D. (6)	$45,000	$8,092	$53,092
Maya R. Said, Sc.D. (7)	$44,000	$8,092	$52,092

(1)	As of December 31, 2023, Mr. Geraghty held option awards for 4,035 shares at exercise prices ranging from $20.80 to $617.60.

(2)	As of December 31, 2023, Mr. Richman held option awards for 5,487 shares at exercise prices ranging from $20.80 to $617.60.

(3)	As of December 31, 2023, Mr. Kiritsy held option awards for 3,312 shares at exercise prices ranging from $20.80 to $617.60.

(4)	As of December 31, 2023, Dr. Barbier held option awards for 2,875 shares at exercise prices ranging from $20.80 to $514.40.

(5)	As of December 31, 2023, Dr. Kiener held option awards for 2,875 shares at exercise prices ranging from $20.80 to $356.80.

(6)	As of December 31, 2023, Dr. Sherman held option awards for 2,875 shares at exercise prices ranging from $20.80 to $356.80.

(7)	As of December 31, 2023, Dr. Said held option awards for 2,625 shares at exercise prices ranging from $20.80 to $440.00.

(8)	These amounts represent the aggregate grant date fair value of option awards granted to each director in fiscal year 2023 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2023.

Equity Compensation Plans

The following table sets forth information as of December 31, 2023 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Securityholders	181,289	(1)	224.00	124,398	(2)
Equity Compensation Plans Not Approved by Securityholders	3,750	(3)	372	—
Total	185,039			124,398

(1)	All shares are to be issued pursuant to our 2014 Plan, 2016 Plan, 2018 Plan, 2019 Plan, 2020 Plan and our 2018 ESPP and 2023 ESPP.

(2)	Comprised of 116,061 shares available for issuance under our 2020 Plan and 8,337 shares available for sale under the 2023 ESPP.

(3)	Pursuant to a Stock Option Agreement with Hitto Kaufmann, Ph.D., dated August 30, 2019, Dr. Kaufmann was granted an option to purchase 3,750 shares of Common Stock at a price per share of $372.00, as an inducement material to his entering into employment with us. The grant has a term of 10 years and is subject to a vesting schedule of four years, with 25% of the shares vesting on August 30, 2020 and 6.25% of the shares vesting each quarter thereafter, subject to his continued employment with the Company. Subsequently, the Company and Dr. Kaufmann entered into a separation agreement on July 26, 2023 and Dr. Kaufmann departed on October 31, 2023.

PAY VERSUS PERFORMANCE

As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation and Management Development Committee view the link between our performance and the pay of our principal executive officer, or PEO, and our NEOs.

Year	Summary Compensation Table Total for Stephen S. Yoder, Principal Executive Officer ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(4)	Net Loss (in thousands) ($)(5)
2023	1,358,952	553,945	717,241	448,400	7.28	(24,543)
2022	2,062,843	(526,880)	954,079	190,343	41.60	(33,277)
2021	1,692,917	3,005,107	1,061,609	1,350,793	151.20	(45,738)

(1) The dollars amounts reported in this column represent the amount of "compensation actually paid" to Mr. Yoder. The amounts are computed in accordance with SEC rules by deducting and adding the following amounts from the "Total" column of the Summary Compensation Table, or SCT, on page 19 (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP):

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2023	1,358,952	(614,818)	(190,189)	553,945
2022	2,062,843	(1,288,128)	(1,301,595)	(526,880)
2021	1,692,917	(858,754)	2,170,944	3,005,107

(a)  The grant date fair value of equity awards represents the total of the amounts reported in the "Option Awards" column in the SCT for the applicable year.
(b) The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	57,995	(237,467)	—	(10,716)	—	—	(190,189)
2022	312,186	(1,011,551)	—	(602,230)	—	—	(1,301,595)
2021	1,469,796	436,967	—	264,181	—	—	2,170,944

(2) The dollar amounts reported this column represent the average of the amounts reported for our NEOs as a group (excluding Mr. Yoder, who has served as our CEO since 2010) in the “Total” column of the SCT in each applicable year. The names of each of the NEOs (excluding Mr. Yoder) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Shane Olwill and Thomas Bures, (ii) for 2022, Ahmed Mousa and Thomas Bures, and (iii) for 2021, Hitto Kaufmann and Tim Demuth.

(3)  The dollar amounts reported in this column represent the average amount of "compensation actually paid" to the NEOs as a group (excluding Mr. Yoder), as computed in accordance with SEC rules by deducting and adding the following amounts from the "Total" column of the SCT, using the same methodology described above in Note 1. The amounts added and deducted are as follows:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards (a) ($)	Average Equity Award Adjustments (b) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2023	717,241	(241,536)	(27,305)	448,400
2022	954,079	(444,183)	(319,553)	190,343
2021	1,061,609	(603,882)	893,066	1,350,793

(a) The grant date fair value of equity awards represents the total of the amounts reported in the "Option Awards" column in the SCT for the applicable year.

(b) The amounts added or deducted in calculating the average equity award adjustments are as follows:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	22,789	(48,705)	—	(1,389)	—	—	(27,305)
2022	107,651	(271,860)	—	(155,343)	—	—	(319,553)
2021	767,328	84,218	—	41,520	—	—	893,066

(4) Cumulative total shareholder return, or TSR, measures the cumulative value of $100 invested on the last trading day before the earliest fiscal year in the table, or December 31, 2020, including the reinvestment of dividends, through and including the end of the applicable fiscal year for which TSR is calculated, or December 31, 2021, December 31, 2022, and December 31, 2023. Pieris did not pay dividends in the periods presented.

(5) The dollar amounts reported represent the amount of net income (loss) reflected in the our audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with "compensation actually paid" (as computed in accordance with the SEC rules) for a particular year. In accordance with the SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus. Performance table above.

Relationship between Compensation and Cumulative Total Shareholder Return

The following chart sets forth the relationship between compensation actually paid to our PEO, the average compensation actually paid to our non-PEO NEOs, and our TSR over the period covering fiscal years 2021, 2022, and 2023. A large component of our executive compensation is equity based to align compensation with performance but our executive compensation also includes other appropriate incentives such as cash bonuses that are designed to incentivize our executives to achieve annual corporate goals. We believe the equity-based compensation strongly aligns our PEO's and non-PEOs' interests with those of stockholders to maximize long-term value and encourages long-term employment.

Relationship between Compensation and Net Income (Loss)

The following chart sets forth the relationship between compensation actually paid to our PEO, the average compensation actually paid to our non-PEO NEOs, and our net loss over the period covering fiscal years 2021, 2022, and 2023. Because we are not a commercial-stage company, we did not have any revenue during the periods presented, other than milestones and grant income in the reported years. Consequently, we have not historically looked to net income as a performance measure for our executive compensation program. In 2021, 2022, and 2023 our net loss decreased, and the compensation actually paid for both our PEO and our non-PEO NEOs decreased between 2021 and 2022, and increased in 2023.

All information provided under the heading "Pay versus. Performance" and "Analysis of the Information Presented in the Pay Versus Performance Table" will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board of Directors, which is available on our website at www.pieris.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2023, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management and Ernst & Young LLP, our independent registered public accounting firm;
•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 16 - Communications with Audit Committees;
•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young LLP their independence; and

•

Considered the status of pending litigation, if any, internal controls, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Members of the Pieris Pharmaceuticals, Inc.

Audit Committee

Christopher Kiritsy, Chairman

James Geraghty

Peter Kiener, D.Phil.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee Charter requires the Audit Committee to review, consider, and approve in advance all future transactions, in which we are a participant, that involve amounts that equal or exceed $120,000 and in which any Related Person has or will have a direct or indirect material interest in such transaction. Related Persons include any of our directors, executive officers, holder of 5% or more of any class of our capital stock, or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K. In approving or rejecting any such proposal, our Audit Committee is to consider all available information deemed relevant by the Audit Committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Related Party Transactions

On July 23, 2024, we entered into the Merger Agreement pursuant to which, subject to the terms and conditions thereof, Polo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of us, will merge with and into Palvella, with Palvella surviving as a wholly owned subsidiary of us, and the surviving corporation of the merger, which transaction is referred to herein as the “Merger.” In connection with the Merger, on July 23, 2024, BVF, which holds more than 5% of our voting securities, along with other investors, or the PIPE Investors, entered into the a securities purchase agreement, or the Purchase Agreement, with us, pursuant to which such PIPE Investors have agreed to subscribe for and purchase (either for cash or in exchange for the termination and cancellation of outstanding convertible notes issued by Palvella), and we have agreed to issue and sell to the PIPE Investors, an aggregate of approximately 3,154,241 of shares of our common stock at a price per share equal to $13.7299 multiplied by (x) 0.315478 divided by (y) the Exchange Ratio, as defined in the Merger Agreement and is estimated to be equal to approximately 0.315478222 shares of our common stock for each share of Palvella capital stock, (the “Purchase Price”), subject to adjustment as set forth in the Purchase Agreement, and/or in lieu of our common stock to certain purchasers who so choose, pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 2,592,585 shares of the combined company common stock at a purchase price per Pre-Funded Warrant equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, minus $0.001. BVF agreed to purchase shares pursuant to the Purchase Agreement and, together with its respective affiliates, is expected to be a beneficial owner of more than 5% of the outstanding shares of us following this PIPE financing.

Other than the foregoing, since July 1, 2022, there has not been, nor is there currently proposed, any transaction to which we are or were a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers. Each of those indemnification agreements is in the form approved by our Board of Directors. Those indemnification agreements require that, under the circumstances and to the extent provided for therein, we indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, and proceedings by reason of the fact that such person is or was a director, officer, employee, or agent of our Company, any entity that was a predecessor corporation of our Company, or any of our affiliates. The rights of each person who is a party to such an indemnification agreement are in addition to any other rights such person may have under applicable Nevada law, our Articles of Incorporation, our Bylaws, any other agreement, a vote of our stockholders, a resolution adopted by our Board of Directors, or otherwise.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors has nominated Chris Kiritsy and Peter Kiener, D. Phil. for election at the annual meeting, each of whom is an incumbent director. The Board of Directors currently consists of eight members, classified into three classes as follows:

(1) Class I: Peter Kiener, D.Phil. and Christopher Kiritsy constitute a class with a term ending at the 2024 annual meeting of stockholders; (2) Class II: James Geraghty, Ann Barbier, M.D., Ph.D. and Maya R. Said, Sc.D. constitute a class with a term ending at the 2025 annual meeting; and (3) Class III: Stephen S. Yoder, Michael Richman, and Matthew L. Sherman, M.D. constitute a class with a term that expires at the 2026 annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring and until their respective successors have been duly elected and qualified.

The Board of Directors has nominated Chris Kiritsy and Peter Kiener, D. Phil. for election at the annual meeting for a term of three years to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Unless authority to vote for the nominee is withheld, the shares represented by properly completed proxies will be voted FOR the election as director of Chris Kiritsy and Peter Kiener, D. Phil. In the event that any nominee becomes unable or unwilling to serve, the shares represented by properly completed proxies will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The two nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. Votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF CHRIS KIRITSY AND PETER KIENER, D. PHIL., AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has appointed Ernst & Young LLP, or EY LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2024. The Board of Directors recommends that the stockholders ratify this appointment. EY LLP audited our financial statements for the fiscal year ended December 31, 2023. We expect that representatives of EY LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with EY LLP and concluded that EY LLP has no commercial relationship or other relationships with the Company that would impair its independence.

EY LLP has acted as the Company’s independent registered public accounting firm since 2016.

The following table presents fees for professional audit services rendered by EY LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and December 31, 2023 and fees billed for other services rendered by EY LLP during the period:

	2022	2023
Audit Fees: (1)	$971,400	$878,000
Audit Related Fees:	—	—
Tax Fees:	—	—
All Other Fees:	—	—
Total	$971,400	$878,000

(1)

Audit fees consisted of audit work performed on the annual financial statements, review of quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as the provision of consents in connection with the filing of registration statements, Current Reports on Form 8-K and related amendments and statutory audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed on the annual financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves each of these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget at year end by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires pre-approval before engaging our independent registered public accounting firm. All of the services described above were pre-approved by our Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of EY LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF EY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 3)

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2020 Annual Meeting, our stockholders voted in favor of holding this non-binding, advisory vote once per year, consistent with the recommendation of the Board of Directors.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders. Stockholders are urged to read the section titled “Executive Officer and Director Compensation” in this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation and Management Development Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, the Compensation and Management Development Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation. Our Board of Directors and our Compensation and Management Development Committee believe that our policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goal. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the related material disclosed in this proxy statement.

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the shares cast affirmatively or negatively at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation and Management Development Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation and Management Development Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy that applies to all our employees, including our Chief Executive Officer and Chief Financial and Accounting Officer. Our Corporate Code of Conduct and Ethics and Whistleblower Policy is posted on our website at www.pieris.com and will be made available to stockholders without charge, upon request, in writing to Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110, Attn: Corporate Secretary. Disclosure regarding any amendments to, or waivers from, provisions of the Corporate Code of Conduct and Ethics and Whistleblower Policy that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

Our Board of Directors is not aware of any other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of forms that we have received, and written representations from certain reporting persons that they were not required to file Form 5s relating to our stock, we believe that in 2023 and to date, other than James Geraghty, who had one inadvertent late filing on Form 4, all filing requirements pursuant to Section 16(a) of the Exchange Act relating to our officers, directors and principal shareholders were satisfied.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2025 annual meeting of stockholders, we must receive stockholder proposals by July 9, 2025. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the proxy statement. To be considered for presentation at the 2025 annual meeting, although not included in the proxy statement, proposals (including director nominations) must be received no earlier than August 4, 2025 and no later than September 3, 2025. However, if the date of the 2025 annual meeting is more than 30 days earlier or more than 30 days later than the anniversary date of the Notice must be received no earlier than 120 days and not later than the close of business on the later of (i) 90 days prior to such annual meeting or (ii) the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act. Proposals that are not received in a timely manner will not be voted on at the 2025 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still confer discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Stockholders are advised to review our Bylaws, which also specify requirements as to the form and content of a stockholder’s notice. All stockholder proposals should be sent to Pieris Pharmaceuticals, Inc., 225 Franklin Street, 26th Floor, Boston, Massachusetts 02110, Attn: Corporate Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

Karam Y. Hijji

Acting General Counsel and Secretary

Boston, Massachusetts

November 6, 2024

PIERIS PHARMACEUTICALS, INC.
225 FRANKLIN ST., 26TH FLOOR
BOSTON, MASSACHUSETTS 02110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EST on December 1, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EST on December 1, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V58340-P20129 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PIERIS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each of the Director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christopher Kiritsy
02) Peter Kiener, D. Phil.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The Company will transact any other business that may properly be presented before the Annual Meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V58341-P20129

PIERIS PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
December 2, 2024 9:00 AM EST
This Proxy is solicited by the Board of Directors

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Stephen S. Yoder and Thomas Bures, and either of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Pieris Pharmaceuticals, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholders, to be held at 9:00 AM EST on Monday, December 2, 2024 at www.virtualshareholdermeeting.com/PIRS2024, and at any adjournments or postponements of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side